EXHIBIT 99.1

Great Lakes Reports Third Quarter 2023 Results

Third quarter net loss of $6.2 million
Third quarter adjusted EBITDA of $5.3 million
Dredging backlog of $1.03 billion at September 30, 2023

HOUSTON, Nov. 07, 2023 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended September 30, 2023.

Third Quarter 2023 Highlights

  Revenue was $117.2 million for the third quarter
  Total operating loss was $5.1 million for the third quarter
  Net loss was $6.2 million for the third quarter
  Adjusted EBITDA was $5.3 million for the third quarter

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, "The third quarter, as expected, was a challenging quarter due to vessel drydocks and idle equipment due to market delays from 2022 and the first half of 2023. Despite the challenges, we continued to bid on projects and build a solid backlog for the fourth quarter and for 2024. Great Lakes ended the quarter with $1.03 billion of dredging backlog, which does not include approximately $50.0 million of performance obligations related to offshore wind contracts and $225.0 million in low bids and options pending award.

At the end of the third quarter, 71.2% of Great Lakes' backlog consists of capital projects. In the third quarter, we added $519.7 million in capital projects, which includes two Liquified Natural Gas ("LNG") projects, the Brownsville Ship Channel project for Next Decade Corporation’s Rio Grande LNG project, and the Port Arthur LNG Phase 1 project for Marine Dredging and Disposal. The Rio Grande Brownsville LNG project is the largest project undertaken in Great Lakes' history. Our proven performance and safety culture allows us to support the growth of LNG export in the U.S., which is a necessity in balancing energy affordability and overall sustainability. In addition, we added $235.6 million in maintenance and coastal protection projects to our dredging backlog in the third quarter.

As we have navigated the challenges from 2022 and have seen the ramp up in bidding in 2023, we have remained focused on cost reductions and fleet adjustments, including temporary cold stacking of vessels, and we have adjusted our general and administrative, overhead cost structures and dredging fleet to reflect the changed market conditions coming into 2023. As we have stated previously, cold stacked vessels can easily be reactivated as the market continues to improve. One of our recent project wins will allow us to reactivate a previously cold stacked vessel in the near future. In addition, our newest hopper dredge, the Galveston Island is expected to be operational in the fourth quarter of 2023 and her sistership, the Amelia Island, is expected to be delivered in 2025. Also, we took delivery of our two multi cats, the Cape Hatteras and the Cape Canaveral, which support our strong safety culture and provide Great Lakes the ability to dredge with enhanced operating efficiencies needed to maintain our shorelines and waterways.

We believe the improved dredging bid market combined with our fleet adjustments and our cost reduction and production initiatives, will position us well to achieve improved results into 2024 and beyond.

We are executing on our strategy to enter the U.S. offshore wind market. On July 20, 2023, we were honored to have President Biden attend the steel cutting ceremony for Great Lakes’ offshore wind rock installation vessel, the Acadia, which marks another step forward as construction begins with expected delivery in 2025. In addition, Great Lakes signed the first ever subcontract for procurement of rock with Carver Sand & Gravel LLC, a U.S. quarry in the state of New York. Both milestones solidify our entry into the offshore wind market and will support Great Lakes' awarded rock installation contracts for the Empire Wind I and II projects with estimated installation windows in 2025 and 2026. We continue to monitor developments on related power purchase agreements ("PPA's") after the refusal by the New York State Energy Research and Development Authority ("NYSERDA") to renegotiate the agreements for Equinor and BP's Empire Wind I and II projects and Orsted's Sunrise Wind project. We expect updates from Equinor in the fourth quarter on potential impacts to their development plans for the Empire Wind projects. The U.S. offshore wind market has seen other projects delayed or cancelled due to higher interest rates and inflation. However, on October 24, 2023, the third round of PPA's for the state of New York saw 4 gigawatts ("GW") of PPA's awarded to three operators and we continue to bid on projects with scheduled offshore installation windows in 2026 and onward."

Operational Update

  Revenue was $117.2 million, a decrease of $41.1 million from the third quarter of 2022. The lower revenue in the third quarter of 2023 was due primarily to lower domestic capital and coastal protection project revenues, offset partially by an increase in maintenance project revenue.
  Gross profit was $9.0 million, an improvement of $5.2 million compared to the gross profit from the third quarter of 2022. Gross margin percentage increased to 7.7% in the third quarter of 2023 from 2.4% in the third quarter of 2022 partially due to improved project performance. In addition, operating costs were significantly lower due to our continued focus on cost reduction, as well as improved project performance and fewer higher margin generating hopper dredge drydockings in the current year quarter.
  Operating loss was $5.1 million, which is a $4.4 million improvement compared with the operating loss from the prior year quarter. The quarter over quarter increase is a result of $5.2 million higher gross margin, offset partially by higher general and administrative expenses. This is primarily due to higher incentive pay, profit sharing and severance pay compared to the prior year quarter, offset partially by lower costs from cost cutting initiatives in the third quarter of 2023.
  Net loss for the quarter was $6.2 million, which is a $3.7 million improvement compared to net loss of $9.9 million in the prior year third quarter. Increase is a result of improved operating results and a decrease in net interest expense primarily due to an increase in capitalized interest related to our new build program, partially offset by higher revolver credit facility interest expense.
  At September 30, 2023, the Company had $14.1 million in cash and cash equivalents, total debt of $376.9 million, and availability under our revolving credit facility of $157.4 million with $55.0 million of draws outstanding.
  At September 30, 2023, the Company had $1.03 billion in dredging backlog as compared to $377.1 million at December 31, 2022. Dredging backlog does not include approximately $225.0 million of low bids and options pending award or approximately $50.0 million of performance obligations related to offshore wind contracts.
  Total capital expenditures for the third quarter of 2023 were $46.6 million compared to $33.7 million for the prior year quarter. The 2023 capital expenditures included $28.4 million for the construction of the subsea rock installation vessel, the Acadia, $10.1 million for the Galveston Island, and $2.2 million for the multi cats, the Cape Hatteras and the Cape Canaveral.

Market Update

We continue to see strong support from the Biden Administration and Congress for the dredging industry. In December 2022, the Omnibus Appropriations Bill for fiscal year 2023 was signed into law which included another record budget of $8.66 billion for the U.S. Army Corps of Engineers (the "Corps") civil works program of which $2.32 billion is provided for the Harbor Maintenance Trust Fund (“HMTF”) to maintain and modernize our nation’s waterways. In addition, the Disaster Relief Supplemental Appropriations Act for fiscal year 2023 was approved which included $1.48 billion for the Corps to make necessary repairs to infrastructure impacted by hurricanes and other natural disasters, and to initiate beach renourishment projects that will increase coastal resiliency. Some related projects for beach renourishment have come to bid, and we expect to see additional beach renourishment work in the later part of this year. This increased budget and additional funding has resulted in a strong bid market for 2023, which we expect to continue for the remainder of the year.

For the nine months ended September 30, 2023, the bid market, not including LNG or offshore wind projects, was $1.8 billion, of which Great Lakes won 31.0%. The increase in the bid market was driven by a strong market for capital projects, which has already seen seven bids for port improvement projects including Freeport, San Juan, and Norfolk. The total capital bid market for port improvement projects through the third quarter totaled $459.2 million, of which 39% of the market year to date was won by Great Lakes. We expect the budgeted appropriations to support the funding of several previously delayed capital port improvement projects that are still expected to bid before the end of 2023, including Sabine, Houston, and Mobile.

In March 2023, President Biden released the President’s Fiscal Year 2024 executive budget. The proposed amount for the Corps targets $7.4 billion, which is a record amount for a President's budget. In June 2023, the House proposed an increased 2024 budget of $9.6 billion for the Corps, which is $910 million above fiscal year 2023 and includes $2.8 billion for the HMTF and $1.5 billion for flood and storm damage reduction. In July 2023, the Senate Committee on Appropriations passed the budget which targets $8.9 billion for the Corps. This will move to the Senate floor for further deliberation and consideration. This proposed budget is expected to provide for a strong 2024 bid market. Currently, the government is operating under a continuing resolution until the budget is approved.

At the end of 2022, the Water Resources Development Act of 2022, or WRDA 2022, was approved by Congress and signed into law by the President. WRDA 2022 is on a two-year renewal cycle and includes legislation that authorizes the financing of Corps’ projects for flood and hurricane protection, dredging, ecosystem restoration and other construction projects. Among many other things, WRDA 2022 featured authorization for New York and New Jersey shipping channels to be deepened to 55 feet, estimated at $6 billion, as well as the Coastal Texas Protection and Restoration Program, estimated at $34.4 billion. The Coastal Texas program includes dune and marsh restoration to safeguard the Texas Gulf Coast from hurricane surges. In addition, this legislation includes policy changes that will allow future port, waterways, and coastal projects to be more readily approved and funded.

Offshore wind has been recognized around the world as a reliable source of renewable energy. Globally installed offshore wind capacity is targeted to reach about 260 GW by 2030, up from 40 GW in 2020. In 2021, the Biden Administration announced the ambitious goal of 30 GW of U.S. offshore wind by 2030 and provided $3.0 billion in federal loan guarantees for offshore wind projects. The administration’s support for offshore wind culminated in the Inflation Reduction Act, the largest climate mitigation act ever passed by Congress. As stated previously, Great Lakes was awarded the rock installation contracts for Equinor and BP's Empire Wind I and II projects with estimated installation windows in 2025 and 2026. The developer requested adjustments to the PPA's for these two projects which New York rejected in October and we are awaiting updates in the fourth quarter for potential impacts on the project schedules. New York continues to take steps forward in meeting their renewable energy goals with the announcement on October 24, 2023, of three new project awards with the capacity of approximately 4 GW of offshore wind energy and a new accelerated fourth bid round for additional PPA's was announced for early 2024. Vineyard Wind, the first commercial scale offshore wind farm on the East Coast recently completed installation of the first offshore wind turbine, while South Fork Wind, currently under construction, will be the first offshore wind farm to supply power to the State of New York. Although the market is facing some short-term challenges, the long-term outlook for offshore wind in the U.S. is optimistic, based on strong fundamentals and commitment by the U.S. to meet its energy independence and de-carbonization targets. Great Lakes has established a unique business position in the U.S. offshore wind market and we continue to tender bids on multiple offshore wind projects for the Acadia, our subsea rock installation vessel.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 7, 2023, at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to   https://register.vevent.com/register/BI92cc852803b34f5b8e1bcd973d6881d1.

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/u2gfidfp or on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of the press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) from continuing operations in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 133-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; rising costs related to inflation, particularly with the cost of materials needed for general maintenance of our dredges and increasing costs to operate and maintain aging vessels and comply with applicable regulations or standards; the inability of our largest customer, the Corps, to bring projects to market; impacts to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; the timing of our performance on contracts and new contracts being awarded to us; equipment or mechanical failures: our ability to obtain and retain federal government dredging and other contracts, which is impacted by the amount of government funding for dredging and other projects and the degree to which government funding is directed to the Corps and certain other customers, which in turn could be impacted by extended federal government shutdowns or declarations of additional national emergencies; impairments of our goodwill or other intangible assets; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations, including proposed regulations which may be promulgated capital and operational costs due to environmental regulations; market and regulatory responses to climate change including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, pandemics and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; potential inability to secure contracts to utilize our new offshore wind vessel; unforeseen delays and cost overruns related to maintenance of our existing vessels and the construction of new vessels, including potential mechanical and engineering issues, supply chain issues and unforeseen changes in environmental regulations; any failure to comply with Section 27 of the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed; adverse rulings by Customs and Border Protection concerning the Jones Act or other matters impacting our business; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; our ability to maintain or expand our credit capacity; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements and Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previous recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and the impact of COVID-19 or new worldwide infections and related responsive measures, including negative supply chain impacts. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2022.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Contract revenues	$117,185	$158,346	$407,896	$502,123
Gross profit	9,030	3,799	39,064	47,335
General and administrative expenses	14,188	13,292	41,667	38,716
Gain on sale of assets—net	(35)	(40)	(296)	(358)
Operating income (loss)	(5,123)	(9,453)	(2,307)	8,977
Interest expense—net	(2,762)	(3,551)	(9,322)	(11,000)
Other income (expense)	(78)	(253)	2,173	(1,778)
Loss before income taxes	(7,963)	(13,257)	(9,456)	(3,801)
Income tax benefit	1,809	3,347	1,804	915
Net loss	$(6,154)	$(9,910)	$(7,652)	$(2,886)

Basic loss per share	$(0.09)	$(0.15)	$(0.12)	$(0.04)
Basic weighted average shares	66,532	66,111	66,419	66,010

Diluted loss per share	$(0.09)	$(0.15)	$(0.12)	$(0.04)
Diluted weighted average shares	66,532	66,111	66,419	66,010

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net loss	$(6,154)	$(9,910)	$(7,652)	$(2,886)
Adjusted for:
Interest expense—net	2,762	3,551	9,322	11,000
Income tax benefit	(1,809)	(3,347)	(1,804)	(915)
Depreciation and amortization	10,533	11,047	32,320	33,977
Adjusted EBITDA	$5,332	$1,341	$32,186	$41,176

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2023	2022

Cash and cash equivalents	$14,093	$6,546
Total current assets	167,935	182,841
Total assets	1,020,290	981,780
Total current liabilities	164,384	160,333
Total long-term debt	376,933	321,521
Total equity	365,969	368,220

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2023	2022	2023	2022
Dredging:
Capital - U.S.	$54,602	$90,574	$125,234	$281,278
Coastal protection	23,567	36,934	131,362	153,970
Maintenance	33,816	26,202	141,553	58,662
Rivers & lakes	5,200	4,636	9,747	8,213
Total revenues	$117,185	$158,346	$407,896	$502,123

	As of
	September 30,	December 31,	September 30,
Backlog	2023	2022	2022
Dredging:
Capital - U.S.	$736,322	$148,429	$220,723
Coastal protection	103,617	97,819	86,847
Maintenance	182,470	125,671	132,479
Rivers & lakes	11,320	5,221	12,538
Total backlog	$1,033,729	$377,140	$452,587

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024